Exhibit 99.2

Athenex, Inc. Announces Pricing of $110 Million Public Offering of

Common Stock

BUFFALO, N.Y., September 10, 2020 — Athenex, Inc. (Nasdaq: ATNX), a global biopharmaceutical company dedicated to the discovery, development and commercialization of novel therapies for the treatment of cancer, today announced the pricing of a public offering of 10,000,000 shares of its common stock at a public offering price of $11.00 per share. The gross proceeds to Athenex from the offering, before underwriting discounts and commissions and estimated offering expenses, are expected to be $110 million. In addition, Athenex has granted the underwriters a 30-day option to purchase up to an additional 1,500,000 shares of common stock at the public offering price, less underwriting discounts and commissions. The offering is expected to close on September 14, 2020, subject to customary closing conditions.

Athenex intends to use the net proceeds from the proposed offering to continue to expand and strengthen its commercial infrastructure, execute label expansion strategies for Oral Paclitaxel, advance the development of its product candidates, invest in its CMC development for its product candidates and manufacturing infrastructure, and fund working capital and other general corporate purposes.

SVB Leerink, RBC Capital Markets and Evercore ISI are acting as joint book-running managers and Oppenheimer & Co. is acting as lead manager for the offering.

The securities described above are being offered by Athenex pursuant to a shelf registration statement on Form S-3 (File No. 333-227492) that was filed with the Securities and Exchange Commission (the “SEC”) on September 24, 2018 and became effective upon filing. The offering will be made only by means of a written prospectus and a prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement relating to and describing the terms of the offering was filed with the SEC and is available on the SEC’s website at www.sec.gov. A final prospectus supplement and the accompanying prospectus relating to this offering will be filed with the SEC and will be available at www.sec.gov. When available, copies of the final prospectus supplement and accompanying prospectus may also be obtained from: SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at 1-800-808-7525, ext. 6218, or by email at syndicate@svbleerink.com; RBC Capital Markets, LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, NY 10281, by telephone at (877) 822-4089, or by email at equityprospectus@rbccm.com; and Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, New York 10055, or by telephone at (888) 474-0200, or by email at ecm.prospectus@evercore.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there by any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery, development and commercialization of next generation drugs for the treatment of cancer. Athenex is organized around three platforms, including an Oncology Innovation Platform, a Commercial Platform and a Global Supply Chain Platform. The Company’s current clinical pipeline is derived from four different platform technologies: (1)

Orascovery, based on P-glycoprotein inhibitor, (2) Src kinase inhibition, (3) T-cell receptor-engineered T-cells (TCR-T), and (4) Arginine deprivation therapy. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. Athenex has offices in Buffalo and Clarence, New York; Cranford, New Jersey; Houston, Texas; Chicago, Illinois; Hong Kong; Taipei, Taiwan; multiple locations in Chongqing, China; Manchester, UK; Guatemala City, Guatemala and Buenos Aires, Argentina.

Forward Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. These forward-looking statements are typically identified by terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the development stage of our primary clinical candidates and related risks involved in drug development, clinical trials, regulation, manufacturing and commercialization; our ability to obtain and maintain regulatory approvals for our product candidates; our reliance on third parties for success in certain areas of Athenex’s business; our history of operating losses and need to raise additional capital to continue as a going concern; uncertainties around our ability to meet funding conditions under our financing agreements and access to capital thereunder; risks and uncertainties related to the COVID-19 pandemic and its potential impact on our operations, cash flow and financial condition; our ability to integrate acquired assets and businesses into our existing operations; competition; intellectual property risks; risks relating to doing business internationally and in China; the risk of production slowdowns or stoppages or other interruptions at our Chongqing facilities; and the other risk factors set forth from time to time in our SEC filings. All information provided in this release is as of the date hereof and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

Contacts

Daniel Lang, MD

Corporate Development and Corporate Communications

Email: danlang@athenex.com

Jacqueline Li

Corporate Development and Investor Relations

Email: jacquelineli@athenex.com